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FOR IMMEDIATE RELEASE:                              CONTACT:

Valhi, Inc.                                         Bobby D. O'Brien
Three Lincoln Centre                                Vice President
5430 LBJ Freeway                                    (972) 233-1700
Suite, 1700
Dallas, Texas  75240-2697

                           VALHI REPORTS 2004 RESULTS

     DALLAS, TEXAS . . March 30, 2005. Valhi, Inc. (NYSE: VHI) reported income from continuing operations of $9.9 million, or $.08 per diluted share, in the fourth quarter of 2004 compared to $11.1 million, or $.09 per diluted share, in the fourth quarter of 2003. For the full year of 2004, the Company reported income from continuing operations of $308.7 million, or $2.56 per diluted share, compared to income of $41.8 million, or $.35 per diluted share, for 2003.

     Chemicals sales increased $37.8 million in the fourth quarter of 2004 compared to the fourth quarter of 2003 due to the favorable effect of fluctuations in foreign currency exchange rates, which increased chemicals sales by approximately $14 million, and higher titanium dioxide pigments ("Ti02") average selling prices and sales volumes. For the full year of 2004, chemicals sales increased $120.4 million as the favorable effect of fluctuations in foreign currency exchange rates, which increased chemicals sales by $60 million, and higher TiO2 sales volumes more than offset the impact of lower average TiO2 selling prices. Kronos' TiO2 sales volumes in the fourth quarter of 2004 increased 5% compared to the fourth quarter of 2003, as higher volumes in Europe and North America more than offset the effect of lower volumes in export markets, and volumes were 8% higher for the year. Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, Kronos' average TiO2 selling prices in billing currencies in the fourth quarter of 2004 were 3% higher than the fourth quarter of 2003, and were 2% lower for the full year. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the respective periods, Kronos' average TiO2 selling prices in the fourth quarter of 2004 were 8% higher than the fourth quarter of 2003, and 4% higher for the year. Reflecting the partial implementation of prior price increase announcements, Kronos' average TiO2 selling prices in billing currencies in the fourth quarter of 2004 were 2% higher than the third quarter of 2004.

     Kronos' operating income comparisons were favorably impacted by higher production levels, which increased 2% in 2004 as compared to 2003 (fourth quarter 2004 production volumes were slightly lower than the same quarter in
2003). Kronos' operating rates were at near full capacity in all periods presented, and Kronos' sales and production volumes in 2004 were both new records for Kronos for the third consecutive year. Operating income comparisons were also impacted by higher raw material and maintenance costs in 2004, as well as fluctuations in currency exchange rates, which increased chemicals operating income in 2004 by $6 million as compared to 2003 (the effect of currency exchange rate fluctuations was not significant in the fourth quarter). In addition, chemicals operating income in 2004 includes a second quarter gain of $6.3 million ($3.5 million, or $.03 per diluted share, net of income taxes and minority interest) related to the settlement of a contract dispute with a customer.

     Component products sales were higher in the fourth quarter and full year of 2004 as compared to the same periods in 2003 due primarily to increases in certain precision slide and ergonomic products surcharges and prices to recover increase in raw material steel prices experienced during 2004. Sales comparisons were also favorably impacted by the strengthening of the Canadian dollar in relation to the U.S. dollar. Component products operating income comparisons were favorably impacted by the effect of certain cost improvement initiatives previously undertaken, partially offset by increases in the cost of steel.

     Waste management sales increased, and its operating loss declined in 2004 as compared to 2003, due to higher utilization of waste management services, offset in part by higher expenses associated with the additional staffing and consulting requirements related to licensing efforts to expand low-level and mixed radioactive waste storage and disposal capabilities.

     TIMET's sales increased from $100.6 million in the fourth quarter of 2003 to $137.0 million in the fourth quarter of 2004. Despite the increase in sales, TIMET's operating income declined from $14.3 million in the fourth quarter of 2003 to $13.1 million in the fourth quarter of 2004 as the unfavorable effect of LIFO inventory accounting, which decreased TIMET's operating income in the fourth quarter of 2004 by $11.7 million as compared to the fourth quarter of 2003, and higher costs in 2004 related to employee compensation more than offset the favorable effects of increases in sales volumes of mill and melted products of 20% and 16%, respectively, and increases in selling prices for mill and melted products of 12% and 8%, respectively. In addition, equity in earnings of TIMET in the fourth quarter of 2004 includes income of $1.7 million ($1.1 million, or $.01 per diluted share, net of taxes) related to an income tax benefit recognized by TIMET resulting from utilization of a capital loss carryforward, the benefit of which had not been previously recognized by TIMET.

     Equity in earnings of TIMET in 2004 also includes income in the third quarter of $6.3 million ($4.1 million, or $.03 per diluted share, net of income taxes) related to a nonoperating gain recognized by TIMET upon the exchange of substantially all of its convertible preferred debt securities for a new issue of TIMET preferred stock. TIMET's results in 2003 include a third quarter $6.8 million charge related to the termination of TIMET's purchase and sales agreement with a customer.

     Net securities transactions gains in the fourth quarter of 2004 include a $2.2 million gain ($1.2 million, or $.01 per diluted share, net of income taxes and minority interest) related to NL's sale of shares of Kronos common stock in market transactions. General corporate expenses were lower in 2004 as compared to the same periods of 2003 due primarily to lower environmental remediation and legal expenses of NL. The gain on the disposal of fixed assets, which aggregated $5.7 million, or $.05 per diluted share, net of income taxes and minority interest in 2003 ($1.0 million, or $.01 per diluted share, in the fourth quarter), related primarily to the sale of certain real property of NL.

     Kronos recognized a $268.6 million income tax benefit in the second quarter of 2004 ($230.2 million, or $1.91 per diluted share, net of minority interest) related to the reversal of a deferred income tax asset valuation allowance attributable to Kronos' income tax attributes in Germany (principally net operating loss carryforwards). The reversal of the German valuation allowance reflected the Company's revised estimate of its ability to utilize its German net operating loss carryforwards in the future under the "more-likely-than-not" recognition criteria. During the fourth quarter of 2004, Kronos determined it should have recognized an additional $17.3 million net deferred income tax benefit during the second quarter of 2004, primarily related to the amount of the German valuation allowance which should have been reversed. While the additional tax benefit is not material to the Company's second quarter 2004 results, the quarterly results of operations for 2004, as presented herein, reflects this additional tax benefit. The effect to the Company of such adjustment was to increase income from continuing operations in the second quarter of 2004 by $14.8 million, comprised of the additional deferred income tax benefit of $17.3 million and an additional minority interest in earnings of $2.5 million.

     In the second quarter of 2004, NL recognized a $43.7 million income tax benefit ($36.4 million, or $.30 per diluted share, net of minority interest) related to income tax attributes of NL Environmental Management Services, Inc. ("EMS"), a subsidiary of NL. This income tax benefit resulted from a settlement agreement reached with the U.S. IRS concerning the IRS' previously-reported examination of a certain restructuring transaction involving EMS, and included
(i) a $12.6 million tax benefit related to a reduction in the amount of additional income taxes and interest which NL estimates it will be required to pay related to this matter as a result of the settlement agreement and (ii) a $31.1 million tax benefit related to the reversal of a deferred income tax asset valuation allowance related to certain tax attributes of EMS (including a U.S. net operating loss carryforward) which NL now believes meet the "more-likely-than-not" recognition criteria.

     The Company recognized a $24.6 million income tax benefit in 2003 ($20.8 million, or $.17 per diluted share, net of minority interest) related to Kronos' previously-reported second quarter favorable German court ruling concerning Kronos' claim for refund suit.

     In December 2004, CompX's board of directors committed to a formal plan to dispose of its Thomas Regout operations in The Netherlands. Such operations, which previously were included in the Company's component products operating segment, met all of the criteria under accounting principles generally accepted in the United States of America ("GAAP") to be classified as an asset held for sale at December 31, 2004, and accordingly the results of operations of Thomas Regout have been classified as discontinued operations for all periods presented. In classifying the net assets of the Thomas Regout operations as an asset held for sale, CompX concluded that the carrying amount of the net assets of such operations exceeded the estimated fair value less costs to sell of such operations, and accordingly in the fourth quarter of 2004 the Company recognized a $6.5 million impairment charge to write-down its investment in the Thomas Regout operations to its estimated net realizable value. Such impairment charge represented an impairment of goodwill. CompX completed the sale of such operations in January 2005 for an amount approximating the estimated net realizable value. Discontinued operations in the fourth quarter of 2004 also includes a $4.2 million tax benefit associated with the U.S. capital loss expected to be realized in the first quarter of 2005 upon the completion of the sale of the Thomas Regout operations. Recognition of the benefit of such capital loss by the Company is appropriate under GAAP at the time such operations were classified as held for sale.

     The cumulative effect of the change in accounting principle in 2003 related to the Company's first quarter adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003. Such change in accounting relates principally to accounting for closure and post-closure obligations at the Company's waste management operations.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

     o    Future supply and demand for the Company's products,
     o The extent of the dependence of certain of the Company's businesses on certain market sectors,
     o    The cyclicality of certain of the Company's businesses,
     o The impact of certain long-term contracts on certain of the Company's businesses,
     o    Customer inventory levels,
     o    Changes in raw material and other operating costs,
     o    The possibility of labor disruptions,
     o    General global economic and political conditions,
     o    Competitive products and substitute products,
     o    Customer and competitor strategies,
     o    The impact of pricing and production decisions,
     o    Competitive technology positions,
     o    The introduction of trade barriers,
     o    Fluctuations in currency exchange rates,
     o    Operating interruptions,
     o    The ability to implement headcount reductions in certain operations in
          a  cost   effective   manner  within  the   constraints   of  non-U.S.
          governmental regulations, and the timing and amount of any such cost savings realized,
     o    The ability of the Company to renew or refinance credit facilities,
     o    Uncertainties associated with new product development,
     o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
     o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,
     o    Environmental matters,
     o    Government laws and regulations and possible changes therein,
     o    The ultimate resolution of pending litigation, and
     o    Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

     In an effort to provide investors with additional information regarding the Company's results of operations as determined by GAAP, the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

     o The Company discloses percentage changes in Kronos' average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

     Valhi, Inc. is engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and security products), titanium metals products and waste management industries.

                                    * * * * *

                          VALHI, INC. AND SUBSIDIARIES

                              STATEMENTS OF INCOME

                                   (Unaudited)

                    (In millions, except earnings per share)

                                                                         Three months ended                 Years ended
                                                                            December 31,                    December 31,
                                                                        --------------------         ----------------------
                                                                         2003          2004             2003           2004
 Net sales
   Chemicals                                                            $245.7       $283.5          $1,008.2      $1,128.6
   Component products                                                     45.7         46.5             173.9         182.6
   Waste management                                                        1.1          2.3               4.1           8.9
                                                                        ------       ------          --------      --------

                                                                        $292.5       $332.3          $1,186.2      $1,320.1
                                                                        ======       ======          ========      ========

 Operating income
   Chemicals                                                            $ 28.2       $ 19.3          $  122.3      $  103.5
   Component products                                                      2.4          3.7               9.1          16.2
   Waste management                                                       (2.8)        (2.9)            (11.5)        (10.2)
                                                                        ------       ------          --------      --------

     Total operating income                                               27.8         20.1             119.9         109.5

 Equity in:
   TIMET                                                                   5.6          5.8               1.9          19.5
   Other                                                                    .1          (.3)               .8           2.2

 General corporate items, net:
   Interest and dividend income                                            8.3          9.2              33.7          34.6
   Securities transaction gains, net                                       -            2.1                .5           2.1
   Gain on disposal of fixed assets                                        1.8          -                10.3            .6
   Legal settlement gains, net                                              .1          -                  .8            .5
   General expenses, net                                                  (9.3)        (6.4)            (64.0)        (28.0)
 Interest expense                                                        (14.7)       (17.0)            (58.5)        (62.9)
                                                                        ------       ------          --------      --------

     Income before income taxes                                           19.7         13.5              45.4          78.1

 Provision for income taxes (benefit)                                      6.3          1.0              (8.5)       (288.1)

 Minority interest in after-tax earnings                                   2.3          2.6              12.1          57.5
                                                                        ------       ------          --------      --------

     Income from continuing operations                                    11.1          9.9              41.8         308.7

 Discontinued operations                                                   (.4)         3.3              (2.9)          3.7

 Cumulative effect of change in accounting
  principle                                                                -            -                  .6          -
                                                                        ------       ------          --------      -----

     Net income                                                         $ 10.7       $ 13.2          $   39.5      $  312.4
                                                                        ======       ======          ========      ========

                          VALHI, INC. AND SUBSIDIARIES

                                   (Unaudited)

                    (In millions, except earnings per share)


                                                                              Three months ended                Years ended
                                                                                December 31,                    December 31,
                                                                           ----------------------        ----------------------
                                                                            2003            2004            2003           2004

 Basic earnings per share
   Continuing operations                                                   $  .09         $  .08          $  .35          $ 2.57
   Discontinued operations                                                    -              .03            (.03)            .03
   Cumulative effect of change in accounting
    principle                                                                 -              -               .01             -
                                                                           ------         ------          ------          ----

     Net income                                                            $  .09         $  .11          $  .33          $ 2.60
                                                                           ======         ======          ======          ======

 Diluted earnings per share
   Continuing operations                                                   $  .09         $  .08          $  .35          $ 2.56
   Discontinued operations                                                    -              .03            (.03)            .03
   Cumulative effect of change in accounting
    principle                                                                 -              -               .01             -
                                                                           ------         ------          ------          ----

     Net income                                                            $  .09         $  .11          $  .33          $ 2.59
                                                                           ======         ======          ======          ======

 Shares used in calculation of per share amounts
   Basic earnings                                                           120.2          120.2           119.7           120.2
                                                                           ======         ======          ======          ======

   Diluted earnings                                                         120.5          120.5           119.9           120.4
                                                                           ======         ======          ======          ======

                          VALHI, INC. AND SUBSIDIARIES

                       RECONCILIATION OF PERCENT CHANGE IN
                       KRONOS' AVERAGE TIO2 SELLING PRICES

                                   (Unaudited)


                                                                          Percent change-             Percent change-
                                                                         Three months ended             Years ended
                                                                            December 31,                December 31,
                                                                           2004 vs. 2003               2004 vs. 2003
                                                                    --------------------------------------------------------

Percent change in average selling prices:

  Using actual foreign currency exchange rates                                   +8%                        +4%

  Impact of changes in foreign currency
   exchange rates                                                                -5%                        -6%
                                                                                 --                         --

    In billing currencies                                                        +3%                        -2%
                                                                                ====                        ==